EXHIBIT 99.1

PRESS RELEASE

CONTACT:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

FIRST QUARTER EARNINGS

HALIFAX, PA, April 23, 2009 — Riverview Financial Corporation, parent of Riverview National Bank, reported net income of $500,000 for the three months ended March 31, 2009, an increase of $344,000, as compared with net income of $156,000 for the three months ended March 31, 2008.  Basic and diluted earnings per share were $0.29 per share for the first quarter of 2009, or 81.3% higher than $0.16 per basic earnings per share for the first quarter of 2008.  The first quarter of 2009 produced an annualized return on average assets of 0.82% as compared with 0.53% for the first quarter of 2008 and an annualized return on average equity of 8.47% for the first quarter of 2009 as compared with 5.00% for the first quarter of 2008.  Riverview’s book value per share increased to $14.08 at March 31, 2009, an increase of 4.7% from $13.45 at March 31, 2008.

Robert M. Garst, Chief Executive Officer, commented, “We are extremely pleased with our first quarter performance.  Our institution enjoys success because:

•                  Riverview National Bank has effectively managed the consolidation between Halifax National Bank and The First National Bank of Marysville, with the expectation of achieving earnings efficiencies over time and returning long-term shareholder value.

•                  Riverview National Bank has no sub-prime mortgages.

•                  Riverview National Bank did not need to participate in the TARP program.

•                  Riverview National Bank maintains strong credit quality despite difficult economic conditions.

We are proud of Riverview National Bank’s financial performance which supports a dividend increase at a time when many banks have been forced to reduce or eliminate their dividend payment.  We remain well capitalized, as defined by our regulators, and we believe that our liquidity and capital positions support our ability to continue to grow profitably in these challenging economic times.”

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.